EXHIBIT 5.1
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770
April 26, 2007
Superior Offshore International, Inc.
900 S. College Road, Suite 301
Lafayette, Louisiana 70503
Ladies and Gentlemen:
We have acted as special counsel to Superior Offshore International, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale of up to 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of awards granted under the Superior Offshore International, Inc. 2007 Stock Incentive Plan (the “Plan”).
We have examined originals or copies identified to our satisfaction of (a) the Certificate of Incorporation of the Company and Bylaws of the Company, each as amended to date; (b) certain resolutions adopted by the Board of Directors of the Company; (c) the Registration Statement; (d) the Plan; and (e) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement, and any amendments thereto, has become effective under the Act.
Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance

Superior Offshore International, Inc.
April 26, 2007

with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and, upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction. We are not admitted to the practice of law in the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ BRACEWELL & GIULIANI LLP

Bracewell & Giuliani LLP